Exhibit 4.8

EXECUTION COPY

CABOT OIL & GAS CORPORATION

$67,000,000 9.78% Series G Senior Notes due December 1, 2018

NOTE PURCHASE AGREEMENT

Dated December 1, 2008

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TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Schedule 10.5	—	Liens

Exhibit 1	—	Form of 9.78% Series G Senior Note due December 1, 2018

Exhibit 4.4(a)	—	Form of Opinion of Managing Counsel for the Company

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel for the Company

Exhibit 4.4(c)	—	Form of Opinion of Special Counsel for the Purchasers

CABOT OIL & GAS CORPORATION

1200 Enclave Parkway

Houston, TX 77077

$67,000,000 9.78% Series G Senior Notes due December 1, 2018

December 1, 2008

To Each of The Purchasers Listed in

Schedule A Hereto:

Ladies and Gentlemen:

CABOT OIL & GAS CORPORATION, a Delaware corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

1. AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $67,000,000 aggregate principal amount of its 9.78% Series G Senior Notes due December 1, 2018 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Bingham McCutchen LLP, One State Street, Hartford, CT 06103, at 10:00 a.m., local time, at a closing (the “Closing”) on December 1, 2008 or on such other Business Day thereafter on or prior to December 10, 2008 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $250,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the

Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 636462608 at JPMorgan Chase Bank, N.A., 1717 Main Street, 3rd Floor, Dallas, Texas 75201, ABA number 021-000-021. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

4.1. Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2. Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1, 10.5 or 10.7 had such Sections applied since such date.

4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificates. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

4.4. Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Lisa A. Machesney, Managing Counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers),

(b) from Baker Botts LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (c) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5. Purchase Permitted By Applicable Law, Etc.

On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6. Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7. Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8. Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

4.9. Changes in Corporate Structure.

The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10. Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

4.11. Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

5.1. Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2. Authorization, Etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. Disclosure.

The Company, through its agent, J.P. Morgan Securities, Inc. has delivered to each Purchaser a copy of a Private Placement Memorandum, dated October 2008 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3 (excluding estimates, financial projections and pro forma financial statements (the “Projections”)), and the financial statements listed in Schedule 5.5 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to December 1, 2008 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. As to Projections, the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time. Except as disclosed in the Disclosure Documents, since December 31, 2007, there has been no change in the financial condition, operations, business, or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5. Financial Statements; Material Liabilities.

The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

5.6. Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7. Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.8. Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9. Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2004.

5.10. Title to Property; Leases.

The Company and its Subsidiaries have good and defensible title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in compliance with this Agreement as if this Agreement had been in effect), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11. Licenses, Permits, Etc.

The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

5.12. Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability (other than premiums satisfied in due course) pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to the Pension Funding Rules or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans that are subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $20,000,000 in the case of any single Plan and by more than $20,000,000 in the aggregate for all Plans, determined as of such date. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13. Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 20 other Institutional Investors (as defined in clause (c) to the definition of such term), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14. Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as set forth in the section of the Memorandum entitled “The Offering and Use of Proceeds”. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 20% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 20% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15. Existing Indebtedness; Future Liens

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of December 1, 2008 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

5.16. Foreign Assets Control Regulations, Etc.

(a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

5.17. Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.18. Environmental Matters.

In the ordinary course of its business, the Company considers effects of all existing and applicable Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for cleanup or closure of properties currently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs or expenses). The Company has reasonably concluded that existing and applicable Environmental Laws are unlikely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company or the Company and its Subsidiaries, considered as a whole.

5.19. Ranking of Obligations.

The Company’s payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank at least pari passu, without preference of priority, with all other unsecured and unsubordinated Indebtedness of the Company.

6. REPRESENTATIONS OF THE PURCHASERS.

6.1. Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2. Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the amount of the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account of an insurance company that is maintained solely in connection with such Purchaser’s fixed contractual obligations of the insurance company under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA and section 4975 of the Code.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA, and the term “employee benefit plan” shall mean an “employee benefit plan” within the meaning of section 3(3) of ERISA and/or a “plan” within the meaning of section 4975(e)(1) of the Code.

7. INFORMATION AS TO COMPANY.,

7.1. Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.cabotog.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Annual Statements — within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances,

provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder and any registration statements on Form S-8 or its equivalent), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or

IV of ERISA, the Pension Funding Rules, or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g) Engineering Reports — by April 10th of each year, a report in form and substance reasonably satisfactory to the Required Holders prepared by or under the supervision of a petroleum engineer who may be an employee of the Company, which shall evaluate all net Proved Reserves owned by the Company and its Subsidiaries as of the preceding December 31st and which shall set forth the information necessary to determine the Present Value of Proved Reserves as of such date, together with a review report thereon in form and substance reasonably satisfactory to the Required Holders by Miller & Lents, Ltd. or other independent petroleum engineers of nationally recognized standing; and

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2. Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.7, 10.8 and 10.9, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

(c) Additional Information — a list of all obligors, borrowers and guarantors under the Bank Credit Agreement (or a statement that the list of obligors, borrowers and guarantors under the Bank Credit Agreement most recently delivered pursuant to this Section 7.2 remains unchanged) together with a copy of each guaranty, joinder agreement or such other agreement evidencing its obligations thereunder executed in connection therewith or in connection with this Agreement since the date of the last certificate required under this section to be delivered to each holder of Notes.

7.3. Visitation.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided that each holder shall not be entitled to more than one visitation during any fiscal year; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary during normal business hours, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8. PAYMENT AND PREPAYMENT OF THE NOTES.

8.1. Maturity.

As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

8.2. Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, (but if in part, in an amount not less than $1,000,000 or such lesser amount as shall then be outstanding), at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3. Prepayment of Notes Upon Change of Control.

(a) Notice of Change of Control or Control Event; Offer to Prepay if Change of Control Has Occurred. The Company will, within 5 Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event (subject to extension if necessary in order to comply with applicable law), give notice of such Change of Control or Control Event to each holder of Notes. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in paragraph (b) of this Section 8.3 and shall be accompanied by the certificate described in paragraph (e) of this Section 8.3.

(b) Offer to Prepay; Time for Payment. The offer to prepay Notes contemplated by paragraph (a) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in the case of this Section 8.3 only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). The Proposed Prepayment Date shall not be less than 15 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in the offer, the Proposed Prepayment Date shall be the 45th day after the date of such offer).

(c) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company at least 5 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3, or to accept an offer as to all of the Notes held by the holder, within such time period shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. On the Business Day preceding the date of prepayment, the Company shall deliver to each holder of Notes being prepaid a statement setting forth the details of the computation of such amount. The prepayment shall be made on the Proposed Prepayment Date.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date, (ii) that such offer is made pursuant to this Section 8.3, (iii) that the entire principal amount of each Note is offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) that the conditions of this Section 8.3 required to be fulfilled prior to the giving of such notice have been fulfilled and (vi) in reasonable detail, the nature and date of the Change of Control.

8.4. Prepayment in Connection with a Disposition.

(a) Notice and Offer. In the event any Debt Prepayment Application is to be used to make an offer (a “Transfer Prepayment Offer”) to prepay Notes pursuant to Section 10.6 of this Agreement (a “Debt Prepayment Transfer”), the Company will give written notice of such Debt Prepayment Transfer to each holder of Notes. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, a portion of the Notes held by such holder equal to such holder’s Ratable Portion of the net proceeds in respect of such Debt Prepayment Transfer on a date specified in such notice (the “Transfer Prepayment Date”) that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice, together with interest on the amount to be so prepaid accrued to the Transfer Prepayment Date. If the Transfer Prepayment Date shall not be specified in such notice, the Transfer Prepayment Date shall be the thirtieth (30th) day after the date of such notice.

(b) Acceptance and Payment. To accept such Transfer Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company at least 5 days prior to the Transfer Prepayment Date, provided, that failure to accept such offer in writing within such time period shall be deemed to constitute a rejection of the Transfer Prepayment Offer. If so accepted by any holder of a Note, such offered prepayment (equal to not less than such holder’s Ratable Portion of the net proceeds in respect of such Debt Prepayment Transfer) shall be due and payable on the Transfer Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the Transfer Prepayment Date determined as of the date of such prepayment.

(c) Other Terms. Each offer to prepay the Notes pursuant to this Section 8.4 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying (i) the Transfer Prepayment Date,

(ii) the net proceeds in respect of the applicable Debt Prepayment Transfer, (iii) that such offer is being made pursuant to Section 8.4 and Section 10.6 of this Agreement, (iv) the principal amount of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the Transfer Prepayment Date and (vi) in reasonable detail, the nature of the Disposition giving rise to such Debt Prepayment Transfer and certifying that no Default or Event of Default exists or would exist after giving effect to the prepayment contemplated by such offer.

(d) Notice Concerning Status of Holders of Notes. Promptly after each Transfer Prepayment Date and the making of all prepayments contemplated on such Transfer Prepayment Date under this Section 8.4 (and, in any event, within thirty (30) days thereafter), the Company shall deliver to each holder of Notes a certificate signed by a Senior Financial Officer of the Company containing a list of the then current holders of Notes (together with their addresses) and setting forth as to each such holder the outstanding principal amount of Notes held by such holder at such time.

8.5. Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.6. Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.7. Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.8. Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called

Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal of Notes, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1. Compliance with Law.

Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2. Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3. Maintenance of Properties.

The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4. Payment of Taxes and Claims.

The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5. Corporate Existence, Etc.

Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence; provided that the Company may convert to a form other than a corporate form so long as (x) no Change of Control shall result therefrom and (y) such successor (i) shall have executed and delivered, in form and substance reasonably satisfactory to the Required Holders, to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes, and (ii) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms of this Section 9.5. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.6. Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

9.7. Ranking of Obligations.

The Company will ensure that its payment obligations under this Agreement and the Notes will at times rank at least pari passu, without preference or priority, with all other unsecured unsubordinated Debt of the Company.

9.8. Subsidiary Guaranty; Release of Guaranties.

(a) Subsidiary Guarantors. The Company will cause each Subsidiary that, on or after the date of the Closing, is or becomes a borrower or guarantor of Indebtedness in respect of the Bank Credit Agreement, on the date of Closing or within 10 Business Days of its thereafter becoming a co-obligor, borrower or a guarantor of Indebtedness in respect of the Bank Credit Agreement to execute and deliver or become a party to a guaranty agreement in form and substance reasonably satisfactory to the Required Holders (the “Subsidiary Guaranty”), and shall deliver to each holder of Notes:

(i) an executed counterpart of the Subsidiary Guaranty, or, if a Subsidiary Guaranty has been previously executed and delivered, an executed counterpart of a joinder thereto;

(ii) copies of such directors’ or other authorizing resolutions, charter, bylaws and other constitutive documents of such Subsidiary as the Required Holders may reasonably request; and

(iii) an opinion of independent counsel reasonably satisfactory to the Required Holders and an opinion of in-house counsel to the Company, in each case consistent with the opinions provided to the Purchasers at the time of Closing covering the authorization, execution, delivery, compliance with law, no conflict with other documents, no consents and enforceability against such Subsidiary.

(b) Release of Subsidiary Guarantor. Each holder of a Note will release and discharge from the Subsidiary Guaranty a Subsidiary Guarantor, immediately and without any further act, upon (i) the Disposition of such Subsidiary Guarantor by the Company in compliance with Section 10.6 or the dissolution of such Subsidiary Guarantor and the assumption of its liabilities under its Subsidiary Guaranty by the Company or another Subsidiary Guarantor or (ii) such Subsidiary Guarantor being released and discharged as a co-obligor, borrower or guarantor under and in respect of the Bank Credit Agreement; provided that in the case of clause (ii) if any fee or other consideration is paid or given to any holder of Indebtedness under the Bank Credit Agreement in connection with such release, other than the repayment of all or a portion of such Indebtedness under the Bank Credit Agreement, each holder of a Note receives equivalent consideration on a pro rata basis; provided, however, that in the event the Bank Credit Agreement is amended or replaced or refinanced, and upfront fees or similar fees are paid to the lenders and/or agents or arrangers thereunder in consideration of their commitments to extend credit and/or in consideration of their agreement to provide services, such fees shall not be subject to the provisions of this subparagraph (b); and provided, further in the case of both clause (i) and (ii): (x) no Default or Event of Default exists or will exist immediately following such release and discharge; and (y) at the time of such release and discharge, the Company delivers to each holder of Notes a certificate of a Responsible Officer certifying (A) that a Disposition of such Subsidiary Guarantor has occurred in compliance with Section 10.6 or that such Subsidiary Guarantor has been or is being released and discharged as a co-obligor, borrower or guarantor under and in respect of the Bank Credit Agreement and (B) as to the matters set forth in clauses (x) and (y).

(c) Confirmation of Release. Upon written request of the Company following release of a Subsidiary Guarantor pursuant to Section 9.7(b), each Holder of a Note agrees to provide written confirmation of such release.

10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1. Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2. Merger, Consolidation, Etc.

The Company will not consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that the Company may consolidate or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of the Company as an entirety, as the case may be, is a solvent corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such successor or survivor, such entity (i) shall have executed and delivered, in form and substance reasonably satisfactory to the Required Holders, to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms of this Section 10.2(a); and

(b) after giving effect to such transaction, no Default or Event of Default shall exist.

No such conveyance, transfer, sale or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement.

10.3. Line of Business.

The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

10.4. Terrorism Sanctions Regulations.

The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

10.5. Liens.

The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on its properties or assets, including capital stock, whether now owned or hereafter acquired, except:

(a) Liens on property or assets of the Company or any Subsidiary if, at the time such Liens are created, the Notes are equally and ratably secured by a Lien on the same property and assets pursuant to an agreement or agreements (including an inter-creditor agreement) reasonably acceptable to the Required Holders;

(b) Permitted Encumbrances;

(c) Liens existing on property or assets of the Company or any Subsidiary as of the date of this Agreement that are described in Schedule 10.5;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date of this Agreement prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien does not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien secures only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (iii) such Liens do not apply to any other property or assets of the Company or any Subsidiary;

(f) Liens securing surety or other bonds required in the normal course of business;

(g) Liens on cash deposits securing obligations under Swap Agreements;

(h) any Lien renewing, extending or replacing any Lien permitted by paragraphs (c), (d) or (e) of this Section 10.5, provided that (x) the principal amount Indebtedness so secured and then outstanding is not increased, (y) the Lien is not extended to other property of the Company or such Subsidiary and (z) the Indebtedness secured thereby is permitted hereunder;

(i) Liens securing Intercompany Indebtedness;

(j) Liens securing judgments for the payment of money that individually or in the aggregate do not constitute an Event of Default under Section 11(i);

(k) Liens on the Petroleum Properties securing performance obligations under Advance Payment Contracts, provided that the aggregate outstanding amount of such obligations does not at any time exceed $10,000,000; and

(l) Liens securing Indebtedness not otherwise permitted by paragraphs (a) through (k) of this Section 10.5, provided that the outstanding principal amount of Priority Debt does not at any time exceed 10% of Consolidated Total Assets as of the end of the most recently completed fiscal quarter.

10.6. Sale of Assets.

Except as permitted by Section 10.2, the Company will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, in one or a series of transactions, to any Person, other than:

(a) Dispositions of surplus equipment for fair and adequate consideration;

(b) Dispositions of worthless or obsolete equipment;

(c) Dispositions of equipment that is replaced by equipment of substantially equal suitability and value;

(d) Dispositions of inventory (including Hydrocarbons and seismic data) that is sold in the ordinary course of business;

(e) Dispositions not otherwise permitted by paragraphs (a), (b), (c) or (d) of this Section 10.6 provided that:

(i) in the good faith opinion of the Company, the Disposition is in exchange for consideration having a fair market value at least equal to that of the property subject to such Disposition and is in the best interest of the Company or such Subsidiary;

(ii) after giving effect to such transaction, no Default or Event of Default shall exist; and

(iii) immediately after giving effect to the Disposition, the aggregate net book value of all assets that were the subject of any Disposition pursuant to this Section 10.6(e) occurring in the then current fiscal year would not exceed 25% of Consolidated Total Assets as of the last day of the most recently ended fiscal year.

Notwithstanding the foregoing, the Company may, or may permit a Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in paragraph (e)(iii) of the preceding sentence if, within 365 days of such Disposition, an amount equal to the net proceeds from such Disposition is:

(A) reinvested in productive assets to be used in the existing business of the Company or a Subsidiary (including exploration and development capital expenditures); or

(B) the net proceeds from such Disposition are applied to a Debt Prepayment Application. Solely for the purposes of the foregoing clause (B), whether or not such offers are accepted by the holders, the entire principal amount of the Notes subject to a Debt Prepayment Application shall be deemed to have been prepaid.

10.7. Priority Debt.

The Company will not at any time permit the outstanding principal amount of Priority Debt to exceed 10% of Consolidated Total Assets as of the end of the most recently completed fiscal quarter, provided, however, that no Lien created pursuant to Section 10.5(l) shall secure Indebtedness owing under the Bank Credit Agreement unless the Notes are equally and ratably secured by all property subject to such Lien and no Subsidiary shall guaranty or otherwise become obligated in respect of such Indebtedness unless such Subsidiary guaranties, or becomes similarly obligated in respect of, the Notes pursuant to Section 9.8, in each case pursuant to documentation reasonably satisfactory to the Required Holders.

10.8. Asset Coverage Ratio.

(a) The ratio of (i) Present Value of Proved Reserves plus Adjusted Cash to (ii) Indebtedness and Other Liabilities shall at all times be not less than 1.5:1;

(b) The Present Value of Proved Reserves will be determined and adjusted periodically as follows:

(i) The calculation of Present Value of Proved Reserves will be determined from the most recent Reserve Report.

(ii) Upon any sale by the Company or any Subsidiary of any Petroleum Property including but not limited to a sale of a lesser interest such as a royalty or a net profit interest to the extent the sale of such lesser interest is not considered to create a Lien (other than the sale of hydrocarbons after severance occurring in the ordinary course of the Company’s business), the calculation of Present Value of Proved Reserves shall be reduced, effective on the date of consummation of such sale, by an amount equal to the Present Value of Proved Reserves attributable to Proved Reserves included in such sale.

(iii) Immediately upon acquisition or development by the Company or any Subsidiary of any Petroleum Property owned directly by the Company or any Subsidiary and not reflected in the most recent Reserve Report, the calculation of Present Value of Proved Reserves shall be increased in an amount equal to the Present Value of Proved Reserves attributable to such Petroleum Property.

10.9. Annual Coverage Ratio.

The Company will not permit as of the last day of any fiscal quarter the Annual Coverage Ratio to be less than 2.8:1. For this purpose:

(a) “Annual Coverage Ratio” means at any date the ratio of Consolidated Cash Flow to Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such date.

(b) “Consolidated Cash Flow” means, for any period, the net cash from operating activities of the Company and its Consolidated Subsidiaries for such period, as the same is, or would in accordance with GAAP be set forth in a statement of cash flows for such period, plus to the extent deducted in determining such net cash from operating activities, the sum of (x) Consolidated Interest Expense for such period and (y) income tax expense.

(c) “Consolidated Interest Expense” means, for any period, the interest expense of the Company and its Consolidated Subsidiaries determined for such period in accordance with GAAP.

(d) “Consolidated Subsidiaries” means at any date any Subsidiary or other entity the accounts of which would in accordance with GAAP be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.1 through 10.9; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made and if capable of being cured is not cured within 30 days; or

(f) (i) the Company or any Material Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $30,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Material Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $30,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Material Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $30,000,000, or (y) one or more Persons have the right to require the Company or any

Subsidiary so to purchase or repay such Indebtedness; provided, that clause (iii) shall not apply to Indebtedness that becomes due (without the occurrence of any default or event of default thereunder) as a result of a disposition of assets pursuant to a due on sale or equivalent provision, issuance of equity or incurrence of other debt, provided that such Indebtedness is purchased or paid when due or within the grace period provided; or

(g) the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries, or any such petition shall be filed against the Company or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $30,000,000 are rendered against one or more of the Company and its Material Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

(j) any Subsidiary Guaranty ceases to be in full force and effect (unless released in accordance with Section 9.8) or is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability thereof shall be contested by the Company or any Subsidiary Guarantor or any of them renounces any of the same or denies that it has any or further liability thereunder; or

(k) if an ERISA Event has resulted in liability of the Company or any Subsidiary under Title IV of ERISA to a Plan, a Multiemployer Plan or the PBGC in an aggregate amount in excess of $30,000,000 and such amount has not been paid when due.

12. REMEDIES ON DEFAULT, ETC.

12.1. Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3. Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1. Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2. Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new

Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.2.

13.3. Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14. PAYMENTS ON NOTES.

14.1. Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Dallas, Texas at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2. Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15. EXPENSES, ETC.

15.1. Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any Subsidiary Guaranty (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any Subsidiary Guaranty or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any Subsidiary Guaranty, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

15.2. Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17. AMENDMENT AND WAIVER.

17.1. Requirements.

This Agreement, the Notes and any Subsidiary Guaranty may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3. Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4. Notes Held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Scott C. Schroeder, Vice President, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal, state or provincial regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22. MISCELLANEOUS.

22.1. Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2. Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.6 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3. Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

22.4. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5. Construction, etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

22.6. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7. Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

22.8. Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any Subsidiary Guaranty. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

[Remainder of page left intentionally blank. Next page is signature page.]

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

CABOT OIL & GAS CORPORATION

By	/s/ Scott C. Schroeder
Name:	Scott C. Schroeder
Title:	Vice President and Chief Financial Officer

This Agreement is hereby

accepted and agreed to as

of the date thereof.

[ADD PURCHASER SIGNATURE BLOCKS]

[Signature Page to Note Purchase Agreement]

Schedule A

INFORMATION RELATING TO PURCHASERS

Purchaser Name	JOHN HANCOCK LIFE INSURANCE COMPANY

Name in Which to Register Note(s)	JOHN HANCOCK LIFE INSURANCE COMPANY

Senior Note Registration Number(s); Principal Amount(s)	RG-1; $17,000,000 RG-2; $ 9,000,000

Payment on account of Note

Method	Federal Funds Wire Transfer

Account information	Bank Name:	Federal Reserve Bank of Boston
	ABA Number:	011001234
	Account Name:	F008 US PP Collector
	DDA Number:	048771
	Account Number:	JPPF1001002
	On Order of:	(See “Accompanying information” below)

Accompanying information	Name of Issuer:	CABOT OIL & GAS CORPORATION

	Description of Security:	9.78% Series G Senior Notes due December 1, 2018

	PPN:	127097 C#8

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments	John Hancock Financial Services 200 Berkley Street Boston, MA 02116 Attn: Investment Accounting, B-3 Fax: (617) 572-0628

and

John Hancock Financial Services 197 Clarendon St. Boston, MA 02116 Attn: Investment Administration, C-2 Fax: (617) 572-5495

Schedule A-1

Purchaser Name	JOHN HANCOCK LIFE INSURANCE COMPANY

Address / Fax # for all other notices	John Hancock Financial Services 197 Clarendon St. Boston, MA 02116 Attn: Investment Law, C-3 Fax: (617) 572-9269

and (Including copies of notices regarding compliance reporting, financial statements and related certifications):

John Hancock Financial Services 197 Clarendon St. Boston, MA 02116 Attn: Oil & Gas Group C-2-10 Fax: (617) 572-9604

Instructions re Delivery of Notes	John Hancock Life Insurance Company 197 Clarendon St., C-3 Boston, MA 02116 Attn: Pam Memishian, Esq.

Signature Block	JOHN HANCOCK LIFE INSURANCE COMPANY

By:
Name:
Title:

Tax identification number	04-1414660

Schedule A-2

Purchaser Name	JOHN HANCOCK LIFE INSURANCE COMPANY

Name in Which to Register Note(s)	JOHN HANCOCK LIFE INSURANCE COMPANY

Senior Note Registration Number(s); Principal Amount(s)	RG-3; $250,000

Payment on account of Note

Method	Federal Funds Wire Transfer

Account information	Bank Name:	State Street Bank & Trust Company
	ABA Number:	011000028
	Beneficiary Account:	00335943
	Beneficiary Name:	JHL SA 1Z - Private Placement Fund, Fund I4BI
	On Order of:	(See “Accompanying information” below)

Accompanying information	Name of Issuer:	CABOT OIL & GAS CORPORATION

	Description of Security:	9.78% Series G Senior Notes due December 1, 2018

	PPN:	127097 C#8

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments	State Street Bank & Trust Company 200 Clarendon Street, Mail Code CPH0452 Boston, MA 02116 Attn: JHML Group Fax: (617) 351-4210

and

John Hancock Financial Services 197 Clarendon St. Boston, MA 02116 Attn: Investment Administration, C-2 Fax: (617) 572-5495

Address / Fax # for all other notices	John Hancock Financial Services 197 Clarendon St. Boston, MA 02116 Attn: Investment Law, C-3 Fax: (617) 572-9269

and (Including copies of notices regarding compliance reporting, financial statements and related certifications):

John Hancock Financial Services 197 Clarendon St. Boston, MA 02116 Attn: Oil & Gas Group C-2-10 Fax: (617) 572-9604

Schedule A-3

Purchaser Name	JOHN HANCOCK LIFE INSURANCE COMPANY

Instructions re Delivery of Notes	John Hancock Life Insurance Company 197 Clarendon St., C-3 Boston, MA 02116 Attn: Pam Memishian, Esq.

Signature Block	JOHN HANCOCK LIFE INSURANCE COMPANY

By:
Name:
Title:

Tax identification number	04-1414660

Schedule A-4

Purchaser Name	JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

Name in Which to Register Note(s)	JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

Senior Note Registration Number(s);	RG-4; $11,750,000
Principal Amount(s)

Payment on account of Note

Method	Federal Funds Wire Transfer

Account information	Bank Name:	Federal Reserve Bank of Boston
	ABA Number:	011001234
	Account Name:	F008 US PP Collector
	DDA Number:	048771
	Account Number:	JPPF1001002
On Order of: (See “Accompanying information” below)

Accompanying information	Name of Issuer:	CABOT OIL & GAS CORPORATION

	Description of Security:	9.78% Series G Senior Notes due December 1, 2018

	PPN:	127097 C#8

Due date and application (as among principal, premium and interest) of the payment being made.

Address /Fax # for notices related to payments	John Hancock Financial Services 200 Berkley Street Boston, MA 02116 Attn: Investment Accounting, B-3 Fax: (617) 572-0628

and

John Hancock Financial Services 197 Clarendon St. Boston, MA 02116 Attn: Investment Administration, C-2 Fax: (617) 572-5495

Address / Fax # for all other notices	John Hancock Financial Services 197 Clarendon St. Boston, MA 02116 Attn: Investment Law, C-3 Fax: (617) 572-9269

and (Including copies of notices regarding compliance reporting, financial statements and related certifications):

John Hancock Financial Services 197 Clarendon St. Boston, MA 02116 Attn: Oil & Gas Group C-2-10 Fax: (617) 572-9604

Instructions re Delivery of Notes	John Hancock Life Insurance Company 197 Clarendon St., C-3 Boston, MA 02116 Attn: Pam Memishian, Esq.

Schedule A-5

Purchaser Name	JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

Signature Block	JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

By:
Name:
Title:

Tax identification number	01-0233346

Schedule A-6

Purchaser Name	JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

Name in Which to Register Note(s)	JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

Senior Note Registration Number(s); Principal Amount(s)	RG-5; $12,000,000

Payment on account of Note

Method	Federal Funds Wire Transfer

Account information	Bank Name:	Federal Reserve Bank of Boston
	ABA Number:	011001234
	Account Name:	F008 US PP Collector
	DDA Number:	048771
	Account Number:	JPPF1001002
On Order of: (See “Accompanying information” below)

Accompanying information	Name of Issuer:	CABOT OIL & GAS CORPORATION

	Description of Security:	9.78% Series G Senior Notes due December 1, 2018

	PPN:	127097 C#8

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments	John Hancock Financial Services 200 Berkley Street Boston, MA 02116 Attn: Investment Accounting, B-3 Fax: (617) 572-0628

and

John Hancock Financial Services 197 Clarendon St. Boston, MA 02116 Attn: Investment Administration, C-2 Fax: (617) 572-5495

Address / Fax # for all other notices	John Hancock Financial Services 197 Clarendon St. Boston, MA 02116 Attn: Investment Law, C-3 Fax: (617) 572-9269

and (Including copies of notices regarding compliance reporting, financial statements and related certifications):

John Hancock Financial Services 197 Clarendon St. Boston, MA 02116 Attn: Oil & Gas Group C-2-10 Fax: (617) 572-9604

Schedule A-7

Purchaser Name	JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

Instructions re Delivery of Notes	John Hancock Life Insurance Company 197 Clarendon St., C-3 Boston, MA 02116 Attn: Pam Memishian, Esq.

Signature Block	JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By:
Name:
Title:

Tax identification number	04-2664016

Schedule A-8

Purchaser Name	UNUM LIFE INSURANCE COMPANY OF AMERICA

Name in Which to Register Note(s)	CUDD & CO.

Senior Note Registration Number(s);	RG-6; $7,000,000
Principal Amount(s)

Payment on account of Note

Method	Federal Funds Wire Transfer

Account information	CUDD & CO. c/o JP Morgan Chase Bank New York, NY ABA No. 021 000 021 SSG Private Income Processing A/C #900-9-000200 Custodial Account No. G08287 Re: (See “Accompanying information” below)

Accompanying information	Name of Issuer:	CABOT OIL & GAS CORPORATION

	Description of Security:	9.78% Series G Senior Notes due December 1, 2018

	PPN:	127097 C#8

Due date and application (as among principal, premium and interest) of the payment being made.

Address /Fax # for notices related to payments	Provident Investment Management, LLC Private Placements One Fountain Square Chattanooga, Tennessee 37402
	Telephone:	(423) 294-1172
	Fax:	(423) 294-3351

Address / Fax # for all other notices	Provident Investment Management, LLC Private Placements One Fountain Square Chattanooga, Tennessee 37402
	Telephone:	(423) 294-1172
	Fax:	(423) 294-3351

Instructions re Delivery of Notes	JP Morgan Chase Bank 4 New York Plaza Ground Floor Window New York, NY 10004 Attn: John Bouquet / G08287 (Tel: 212-623-2840) Ref: Account No.: G08287 (Unum Life Insurance Company of America)

Signature Block	UNUM LIFE INSURANCE COMPANY OF AMERICA

	By:	Provident Investment Management, LLC

	Its:	Agent

By:
Name:
Title:

Tax identification number	13-6022143 (CUDD & CO.)

Schedule A-9

Purchaser Name	KNIGHTS OF COLUMBUS

Name in Which to Register Note(s)	KNIGHTS OF COLUMBUS

Senior Note Registration Number(s); Principal Amount(s)	RG-7; $7,000,000

Payment on account of Note(s)

Method	Federal Funds Wire Transfer

Account information	Bank of New York ABA #021000018 CREDIT A/C: GLA111566 ATTN: P&I Dept A/C Name: Knights of Columbus Life Account Account#: 200700 P & I Breakdown: Ref “Accompanying Information below”

Accompanying information	Name of Issuer:	CABOT OIL & GAS CORPORATION

	Description of Security:	9.78% Series G Senior Notes due December 1, 2018

	PPN:	127097 C#8

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments	Knights of Columbus Life Account # 200700 Attn: Investment Accounting Dept., 14th Floor One Columbus Plaza New Haven, CT 06510-3326

Address / Fax # for all other notices	Knights of Columbus Attn: Investment Department, 19th Floor One Columbus Plaza New Haven, CT 06510-3326

Instructions re Delivery of Note(s)	The Bank of New York Mellon One Wall Street, 3rd Floor, Window “A” New York, NY 10286 Attn: Physical Delivery, Mary Wong (Tel. 212-635-1003) KNIGHTS OF COLUMBUS LIFE ACCOUNT # 200700

Signature Block	KNIGHTS OF COLUMBUS

By:
Name:
Title:

Tax identification number	06-0416470

Schedule A-10

Purchaser Name	SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

Name in Which to Register Note(s)	SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

Senior Note Registration Number(s);	RG-8; $3,000,000
Principal Amount(s)

Payment on account of Note

Method	Federal Funds Wire Transfer

Account information	State Street Bank and Trust Company

Boston, MA 02101

ABA #: 011000028

For further credit to: Southern Farm Bureau Life Insurance

Company, DDA #: 59848127, Account #: EQ83

Ref: See “Accompanying Information” below

Accompanying information	Name of Issuer:	CABOT OIL & GAS CORPORATION

	Description of Security:	9.78% Series G Senior Notes due December 1, 2018

	PPN:	127097 C#8

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments	Southern Farm Bureau Life Insurance Company P.O. Box 78 Jackson, MS 39205 Attn: Investment Department - Carol Robertson, CFA Phone: (601) 981-5332 ext. 1506 Fax: (601) 981-3605

by overnight mail:

1401 Livingston Lane Jackson, MS 39213

Address / Fax # for all other notices	Southern Farm Bureau Life Insurance Company P.O. Box 78 Jackson, MS 39205 Attn: Investment Department - Carol Robertson, CFA Phone: (601) 981-5332 ext. 1506 Fax: (601) 981-3605

by overnight mail:

1401 Livingston Lane Jackson, MS 39213

Instructions re Delivery of Notes	Southern Farm Bureau Life Insurance Co. 1401 Livingston Lane Jackson, MS 39213 Attn: Carol Robertson, Investment Department

Schedule A-11

Purchaser Name	SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

Signature Block	SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

By:
Name:
Title:

Tax identification number	64-0283583

Schedule A-12

Schedule B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Adjusted Cash” means, as of any date, the lesser of (a) the amount by which cash and short-term investments of the Company and its Subsidiaries exceed $5,000,000 and (b) the amount, if any, by which (i) current assets of the Company and its Subsidiaries exceed (ii) current liabilities of such Persons (excluding the aggregate outstanding principal amount of Indebtedness included in such current liabilities), in each case determined on a consolidated basis as of such date. If such current liabilities exceed such current assets, Adjusted Cash shall be zero.

“Advance Payment Contract” means (a) any production payment (whether volumetric or dollar denominated) granted or sold by any Person payable from a specified share of proceeds received from production from specified Petroleum Properties, together with all undertakings and obligations in connection therewith or (b) any contract whereby any Person receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) as consideration for (i) Hydrocarbons produced or to be produced from Petroleum Properties owned by such Person or its Affiliates in advance of the delivery of such Hydrocarbons (and regardless of whether such Hydrocarbons are actually produced or actual delivery is required) to or for the account of the purchaser thereof or (ii) a right or option to receive such Hydrocarbons (or a cash payment in lieu of such Hydrocarbons); provided that inclusion of customary and standard “take or pay” provisions in any gas sales or purchase contract or any other similar contract shall not, in and of itself, cause such gas sales or purchase contract to constitute an Advance Payment Contract for the purposes of this definition.

“Affiliate” means each Person who controls, is controlled by or is under common control with the Company. For purposes of this definition, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended.

“Bank Credit Agreement” means the Credit Agreement dated as of October 28, 2002 among the Company, the various commercial banking institutions from time to time parties thereto, and Bank of America, N.A., as Administrative Agent and Issuing Bank, as amended by a First Amendment to Credit Agreement, a Second Amendment to Credit Agreement, a Third Amendment to Credit Agreement and as such agreement hereafter may be further amended, restated, supplemented, modified, refinanced, extended or replaced.

“Business Day” means (a) for the purposes of Section 8.8 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Houston, Texas are required or authorized to be closed.

Schedule B-1

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligations” means with respect to a specified Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means any of the following events or circumstances (a) any Person or related Persons constituting a “group” for purposes of Section 13(d) of the Exchange Act shall have acquired “beneficial ownership” of a majority of the Voting Stock of the Company, or (b) during any period of 24 consecutive months, individuals who were directors of the Company at the beginning of the period and Qualifying Directors, in the aggregate, shall cease to constitute a majority of the Board of Directors of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred:

(1) if, immediately following the event that would otherwise constitute a Change of Control, the Company (or the acquiring Person if it has acquired substantially all of the assets of the Company, or the resulting or surviving Person if it has merged or consolidated with the Company and the Company is not the surviving entity) has a rating of BBB- or higher by Standard & Poor’s, a Division of McGraw Hill Companies or Baa3 or higher by Moody’s Investors Service, Inc. or an equivalent rating by another rating agency of recognized national standing if it has only a single rating or, if it has two or more ratings, at least two of the ratings are BBB- or higher by Standard & Poor’s, a Division of McGraw Hill Companies or Baa3 or higher by Moody’s Investors Service, Inc. or an equivalent rating by another rating agency of recognized national standing (in each case, with no negative outlook) (as used in this paragraph “rating” of a Person means a rating of long-term unsecured debt of such Person);

(2) if the event that would otherwise constitute a Change of Control occurs in connection with a transaction in which (i) 100% of the Voting Stock of the Company becomes and remains at all times owned by another entity (a “Permitted Holding Company”), (ii) a majority of the Voting Stock of the Permitted Holding Company is owned by persons who were the holders of a majority of the Voting Stock of the Company prior to such transaction, and (iii) individuals who were directors of the Company at the beginning of the period described in clause (b) of this definition and Qualifying Directors, in the aggregate, constitute a majority of the Board of Directors of the Permitted Holding Company (provided that, after such transaction, the Permitted Holding Company shall be substituted for the Company for purposes of this definition of Change of Control); or

(3) upon a conversion of the Company into a limited liability company, limited partnership or other form of entity or an exchange of all of the outstanding equity interests of the Company for equity interests in another form of entity into which the Company has been converted, so long as following such conversion or exchange the persons who were the holders of the capital

Schedule B-2

stock of, or other equity interests in, the Company immediately prior to such transactions own in the aggregate the majority of the equity interests of such entity into which the Company has been converted sufficient to elect a majority of its Board of Directors or persons performing a similar function.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Cabot Oil & Gas Corporation, a Delaware corporation or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 20.

“Consolidated Total Assets” means, as of any date, the assets and properties of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP; provided, however, that Consolidated Total Assets shall be determined without giving effect to non-cash charges associated with successful efforts impairment test accounting or other similar tests resulting in non-cash charges.

“Control Event” means the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control.

“Crude Oil” means all crude oil and condensate.

“Debt Prepayment Application” means, with respect to any Disposition under Section 10.6(e) of any assets, the application by the Company or any Subsidiary, as the case may be, of cash in an amount equal to the net proceeds with respect to such Disposition to pay Senior Indebtedness (other than (a) Senior Indebtedness owing to the Company or any of its Subsidiaries or any Affiliate and (b) Senior Indebtedness in respect of any revolving credit or similar facilities providing the Company or any Subsidiary with the right to obtain loans or other extensions of credit from time to time, unless in connection with such payment of Senior Indebtedness the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such prepayment), provided that in the course of making such application the Company shall offer to prepay each outstanding Note, in accordance with Section 8.4, in a principal amount which equals the Ratable Portion of such Note in respect of such Disposition.

“Debt Prepayment Transfer” is defined in Section 8.4(a).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Note, that rate of interest that is equal to the greater of (a) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (b) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time at its principal office in New York, New York as its “base” or “prime” rate.

Schedule B-3

“Disposition” is defined in Section 10.6

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products (including natural gas), chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products (including natural gas), chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute. For purposes of the definitions of “Change of Control” and “Qualifying Director,” unless otherwise defined in such Sections, the terms enclosed in quotation marks as used therein have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“Form 10-K” is defined in Section 7.1(b).

Schedule B-4

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

Schedule B-5

“Hydrocarbon” means all Crude Oil and Natural Gas produced from or attributable to the Petroleum Properties of the Company and its Subsidiaries.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guaranties by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person with respect to Advance Payment Contracts to which such Person is a party. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness and Other Liabilities” means, at any date, the sum of, without duplication, (a) Indebtedness (under clauses (a) through and including (h) of such definition) of the Company and its Subsidiaries at such date, plus (b) the amount, if any, by which Negative Adjusted Working Capital at such date exceeds 6% of the Present Value of Proved Reserves, minus (c) Non-Recourse Debt of the Company and its Subsidiaries at such date.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercompany Indebtedness” means Indebtedness of Wholly-Owned Subsidiaries owing to the Company.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than customary director, officer and employee stock option plans and “poison pill” plans).

Schedule B-6

“Make-Whole Amount” is defined in Section 8.8.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Subsidiary” means any Subsidiary of the Company representing more than 5% of Consolidated Total Assets or 5% of total revenue (for the immediately preceding four fiscal quarters) of the Company and its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Natural Gas” means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

“Negative Adjusted Working Capital” means, at any date, the amount, if any, by which current liabilities other than Indebtedness (under clauses (a) through and including (h) of such definition) of the Company and its Subsidiaries exceeds current assets of such Persons, determined on a consolidated basis as of such date.

“Non-Recourse Debt” of any Person means Indebtedness of such Person in respect of which (a) the recourse of the holder of such Indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to the assets directly securing such Indebtedness; (b) such holder may not collect by levy of execution against assets of such Person generally (other than the assets directly securing such Indebtedness) if such Person fails to pay such Indebtedness when due and the holder obtains a judgment with respect thereto; and (c) such holder has waived, to the extent such holder may effectively do so, such holder’s right to elect recourse treatment under 11 U.S.C. (S) 1111(b).

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

Schedule B-7

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date as to any such Plan of the Pension Protection Act of 2006, Sections 401(a)(29) and 412 of the Code and Part 3, Subtitle I, of Title I of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and 430 through 436 of the Code and Part 3, Subtitle I, of Title I of ERISA each as in effect from time to time.

“Permitted Encumbrances” means:

(a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

(b) Liens of mechanics, materialmen, warehousemen, carriers, landlords or other like liens (including, without limitation, liens arising in favor of sellers of hydrocarbons), securing obligations incurred in the ordinary course of business that are not yet due and payable;

(c) Pledges or deposits in connection with or to secure workmen’s compensation, unemployment insurance, pensions or other employee benefits;

(d) Encumbrances consisting of covenants, zoning restrictions, rights, easements, liens, governmental environmental permitting and operation restrictions, operating restrictions under leases, the exercise by governmental bodies or third parties of eminent domain or condemnation rights, or any other restrictions on the use of real property, none of which materially impairs the use of such property by the Company or its Subsidiaries in the operation of its business, and none of which is violated in any material respect by existing or proposed operations;

(e) Liens of operators and/or co-working interest owners under joint operating agreements or similar contractual arrangements with respect to the Company’s or its Subsidiaries’ proportionate share of the expense of exploration, development and operation of oil, gas and mineral leasehold or fee interests owned jointly with others, to the extent that same relate to sums not yet overdue, or if they relate to sums that are overdue, then to the extent that the same are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are set aside on its books;

(f) Liens arising in the ordinary course of business under farm-out agreements, gas sales contracts, operating agreements, unitization and pooling agreements, and such other documents as are customarily found in connection with comparable drilling and producing operations;

(g) letters of credit, pledges or deposits, including bonds, required in the ordinary course of business to secure public or statutory obligations or to secure performance in connection with bids or contracts relating to the exploration or development of Petroleum Properties, to the extent that payment of the underlying obligations is not yet due or is being contested in good faith by appropriate proceedings by or on behalf of the Company or a Subsidiary and with respect to which appropriate reserves have been established;

Schedule B-8

(h) Liens representing gas imbalances, take or pay or other prepayments in the ordinary course of business with respect to any Petroleum Properties which would require the Company or any Subsidiary to deliver hydrocarbons produced from any Petroleum Properties at some future time without then or thereafter receiving full payment therefore;

(i) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings and with respect to which adequate reserves are set aside on its books, and so long as they do not, in the aggregate, materially detract from the value of the property of the Company, or materially impair the use thereof in the operation of its business:

(1) Claims or liens for taxes, assessments, or charges due and payable and subject to interest or penalty;

(2) Claims, liens, and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens (including, without limitation, liens arising in form of sellers of hydrocarbons); and

(4) Adverse judgments on appeal; and

(i) Inchoate liens in respect of royalty owners;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness except as provided in clause (h) to the extent consisting of any Advance Payment Contracts.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Petroleum Property” means any interest of the Company or any Subsidiary in oil and gas reserves and assets consisting primarily of gas gathering, processing and storage facilities and transmission pipelines.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

Schedule B-9

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Present Value of Proved Reserves” means at any time the standardized measure of discounted after-tax future net cash flows, calculated in accordance with the methods prescribed at such time by Item 302(b) of Regulation S-K or any successor provision promulgated by the SEC (or if no such methods shall then be prescribed, then on a basis consistent with those most recently so prescribed), of the Company’s and its Subsidiaries’ Proved Reserves, excluding reserves subject to any Non-Recourse Debt. In calculating the Present Value of Proved Reserves, Proved Undeveloped Reserves shall not be taken into account to the extent that more than 35% of the Present Value of Proved Reserves is attributable to Proved Undeveloped Reserves.

“Priority Debt” means, as of any date, the sum (without duplication) of (a) Indebtedness of the Company or any of its Subsidiaries secured by Liens not otherwise permitted by Sections 10.5(a) through (k) and (b) Indebtedness of Subsidiaries other than (i) Indebtedness of a Subsidiary outstanding on date hereof and set forth in Schedule 5.15, and any extension, renewal, refinancing or refunding, provided that the principal amount of such Indebtedness is not increased; (ii) Indebtedness of a Subsidiary owed to the Company or a Subsidiary Guarantor; (iii) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor owed to a Subsidiary; (iv) Indebtedness of a Subsidiary outstanding at the time it becomes a Subsidiary and extensions, renewals and refundings thereof, provided that (x) such Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary, (y) immediately after such Subsidiary becomes a Subsidiary, no Default or Event of Default shall exist (z) such Indebtedness is not outstanding for more than one year from the date such entity becomes a Subsidiary; and (v) Indebtedness of a Subsidiary Guarantor.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.3(b).

“Proved Developed Non-Producing Reserves” has the meaning assigned to that term by the Society of Petroleum Engineers, as it may be amended from time to time, but generally shall mean the subcategory of “Proved Developed Reserves” (as defined by the Society of Petroleum Engineers) which will become “Proved Developed Producing Reserves” upon minor capital expenditures being made with respect to existing wells which will cause formerly non-producing completions or intervals to become open and producing to market.

“Proved Developed Producing Reserves” has the meaning assigned to that term by the Society of Petroleum Engineers, as it may be amended from time to time, but generally shall mean the subcategory of “Proved Developed Reserves” (as defined by the Society of Petroleum Engineers) which are recoverable by natural reservoir energies (including pumping) from the completion intervals currently open and producing to market. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as

Schedule B-10

“Proved Developed Producing Reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response through existing completions producing to market that increased recovery will be achieved. Proved Developed Producing Reserves shall not include any Proved Developed Non-Producing Reserves.

“Proved Reserves” means and includes Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves.

“Proved Undeveloped Reserves” has the meaning assigned to that term by the Society of Petroleum Engineers, as it may be amended from time to time, but generally shall mean those reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Proved Undeveloped Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved Undeveloped Reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for Proved Undeveloped Reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualifying Directors” means any director who (a) is elected by a majority of the members of the board of directors of the Company who were directors immediately prior to the event that caused the change in directorships and (b) is not a “person” or member of a “group” of persons, or an “affiliate” or “associate” of any “person” or “group” member, or an “associate” of an “affiliate” of any such “person” or “group” member, which “person” or “group” of persons, together with all of their respective “affiliates” and “associates” and all “associates” of their respective “affiliates” (other than a “person” or “group” of persons or an “affiliate” or “associate” of such “person” or “group” of persons or an “associate” of such “affiliate” in each case which is affiliated with the Company or any Subsidiary) comprise a majority of the board of directors of the Company.

“Ratable Portion” means, in respect of any holder of any Note upon any Disposition under Section 10.6(e), an amount equal to the product of

(a) the net proceeds arising from such Disposition being offered to be applied to the payment of Senior Indebtedness pursuant to Section 10.6(iii)(B), multiplied by

(b) a fraction, the numerator of which is the outstanding principal amount of such holder’s Note, and the denominator of which is the aggregate outstanding principal amount of all Senior Indebtedness at the time of such Disposition determined on a consolidated basis in accordance with GAAP.

Schedule B-11

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Reserve Report” means the reserve report delivered to the Purchasers for the fiscal year ended December 31, 2007 and, subsequently, a report delivered by the Company pursuant to Section 7.1(g).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Indebtedness” means the Notes and any Indebtedness of the Company or its Subsidiaries that by its terms is not in any manner subordinated in right of payment to any other unsecured Indebtedness of the Company or any Subsidiary.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guaranty” is defined in Section 9.8 and includes any guaranty executed and delivered after the date of Closing by a Material Subsidiary pursuant to Section 9.8.

“Subsidiary Guarantor” means any Subsidiary of the Company that hereafter executes and delivers a guaranty to each holder of Notes pursuant to Section 9.8.

Schedule B-12

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Transfer Prepayment Date” is defined in Section 8.4(a).

“Transfer Prepayment Offer” is defined in Section 8.4(a).

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means, with respect to any Person, any class of shares of stock or other equity interests of such Person having general voting power under ordinary circumstances to elect the board of directors or other managing entities, as appropriate, of such Person (irrespective of whether or not at the time stock of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-13

Exhibit 1

Form of Series G Note

CABOT OIL & GAS CORPORATION

9.78% SERIES G SENIOR NOTE DUE DECEMBER 1, 2018

No. RG-[ ]	[Date]
$[ ]	PPN: 127097 C#8

For Value Received, the undersigned, CABOT OIL & GAS CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [            ], or registered assigns, the principal sum of [            ] DOLLARS (or so much thereof as shall not have been prepaid) on December 1, 2018, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 9.78% per annum from the date hereof, payable semiannually, on the 1st day of December and June in each year, commencing with the December or June next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 11.78% or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in Dallas, Texas or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Series G Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of December 1, 2008 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1-1

This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Very truly yours,

CABOT OIL & GAS CORPORATION

By	/s/ Scott C. Schroeder
Name:	Scott C. Schroeder
Title:	Vice President and Chief Financial Officer

Exhibit 1-2

Exhibit 4.4(a)

FORM OF OPINION OF MANAGING COUNSEL FOR THE COMPANY

See attached

Exhibit 4.4(b)

FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY

See attached

Exhibit 4.4(c)

FORM OF OPINION OF SPECIAL COUNSEL TO THE PURCHASERS

See attached